UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report: March 21, 2005 (Date of earliest event reported):

VISUAL NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-23699	52-1837515

(State or other jurisdiction of	(Commission File No.)	(IRS Employer Identification No.)
incorporation)

2092 Gaither Road
Rockville, Maryland 20850
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (301) 296-2300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

     On March 21, 2005, Visual Networks, Inc. (“Visual Networks”) entered into an amendment to the Reseller/Integration Agreement dated as of August 29, 1997 between Visual Networks and MCI Telecommunications Corporation. The amendment continues Visual UpTime® Select™ as a product line that MCI may resell and that MCI may use in providing its packaged services and establishes pricing for software maintenance services that Visual Networks provides to MCI.

Item 1.02. Termination of a Material Definitive Agreement.

     On March 25, 2005, Visual Networks Operations, Inc. (the “Company”), a wholly-owned operating subsidiary of Visual Networks, received written notice from Celestica Corporation (“Celestica”) that Celestica has exercised its right to terminate the Agreement for Electronic Manufacturing Services dated March 1, 2000, by and between the Company and Celestica (the “Services Agreement”). The notice states that the effective date of termination of the Services Agreement will be October 17, 2005. Pursuant to the Agreement, Celestica has served as the Company’s primary manufacturer of electronic products.

     The Company and Visual Networks are exploring alternative electronic product manufacturers and expect to have a new manufacturer in place prior to termination of the Agreement. Furthermore, Celestica has indicated that it will manufacture electronic products for the Company pursuant to the Services Agreement through September 2005. However, neither the Company nor Visual Networks can make any assurance that they will be able to reach an agreement with a new manufacturer on acceptable terms prior to termination of the Agreement. The Company could experience substantial production delays and may be required to pay substantially higher prices in order to complete delivery of customers’ orders, having a material adverse effect on the Company’s and Visual Network’s revenue and gross profit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISUAL NETWORKS, INC.

By: /s/ Donald E. Clarke

Donald E. Clarke
Executive Vice President and
Chief Financial Officer

Dated: March 25, 2005